SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934

(Amendment No. 2)*

HEMOSENSE, INC.

(Name of Issuer)

COMMON STOCK, Par Value $0.001 per share

(Title of Class of Securities)

423691104

(CUSIP Number)

July 6, 2007

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☒	Rule 13d-1(c)

☐	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Balanced Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER 185,694 (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER 185,694 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 185,694 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.41%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 2 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Long Bias Fund, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER 7,739 (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER 7,739 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,739 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .06%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 3 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Balanced Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER 261,989 (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER 261,989 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 261,989 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.98%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 4 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Long Bias Offshore Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER 54,602 (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER 54,602 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 54,602 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) .41%
12	TYPE OF REPORTING PERSON* CO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 5 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Capital Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER None
6 SHARED VOTING POWER 193,433 (See Item 4)
7 SOLE DISPOSITIVE POWER None
8 SHARED DISPOSITIVE POWER 193,433 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 193,433 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.47%
12	TYPE OF REPORTING PERSON* OO

Page 6 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Visium Asset Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,141,260 (See Item 4)
6 SHARED VOTING POWER None
7 SOLE DISPOSITIVE POWER 1,141,260 (See Item 4)
8 SHARED DISPOSITIVE POWER None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,141,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.65%
12	TYPE OF REPORTING PERSON* OO

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 7 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Atlas Master Fund, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER (See Item 4) None
6 SHARED VOTING POWER 631,236 (See Item 4)
7 SOLE DISPOSITIVE POWER (See Item 4) None
8 SHARED DISPOSITIVE POWER 631,236 (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 631,236 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.78%
12	TYPE OF REPORTING PERSON* CO

Page 8 of 18 Pages

CUSIP No. 423691104

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only) Jacob Gottlieb
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 1,141,260 (See Item 4)
6 SHARED VOTING POWER None (See Item 4)
7 SOLE DISPOSITIVE POWER 1,141,260 (See Item 4)
8 SHARED DISPOSITIVE POWER None (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,141,260 (See Item 4)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* Not Applicable	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.65%
12	TYPE OF REPORTING PERSON* IN

*SEE INSTRUCTIONS BEFORE FILLING OUT.

Page 9 of 18 Pages

CUSIP No. 423691104

Item 1	(a) Name of Issuer:

Hemosense, Inc

(b) Address of Issuer’s Principal Executive Offices:

651 River Oaks Parkway
San Jose, CA 95134

Item 2	(a) – (c) This statement is filed on behalf of the following:

(1) Visium Balanced Fund, LP, a Delaware limited partnership (“VBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(6) Visium Long Bias Fund, LP, a Delaware limited partnership (“VLBF”), with its principal business office at c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022.

(7) Visium Balanced Fund Offshore, Ltd., a Cayman Islands corporation (“VBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(8) Visium Long Bias Fund Offshore, Ltd., a Cayman Islands corporation (“VLBFO”), with its principal business office at c/o Morgan Stanley Fund Services (Cayman) Limited, P.O. Box 2681GT, Century yard, 4th Floor, Cricket Square, Hutchins Drive, Grand Cayman, Cayman Islands, British West Indies.

(9) Visium Asset Management, LLC, a Delaware limited liability company (“VAM”), with its principal business office at Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VAM is the investment advisor to each of VBF, VLBF, VBFO and VLBFO.

(10) Visium Capital Management, LLC, a Delaware limited liability company (“VCM”), with its principal business office c/o Visum Asset Management, LLC, 950 Third Avenue, New York, NY 10022. VCM is the General Partner of VBF an VLBF.

Page 10 of 18 Pages

CUSIP No. 423691104

Atlas Master Fund, Ltd., (“AMF”) a Cayman Islands corporation (“AMF”), with its principal business office at c/o Walkers SPV Limited, Walker House, P.O. Box 908 GT, George Town, Grand Cayman, Cayman Islands, British West Indies.

(d)	Title of Class of Securities:

Common Stock,

(e)	CUSIP Number:

423691104

Item 3 If	this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable

Item 4 Ownership:

VBF

(a)	Amount Beneficially Owned:

185,694 shares

(b)	Percent of Class:

1.41%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

None

(ii)	shared power to vote or to direct vote:

185,694 shares

(iii)	sole power to dispose or direct disposition of:

None

Page11 of 18 Pages

CUSIP No. 423691104

(iv)	shared power to dispose or to direct disposition of:

185,694 shares

VLBF

(a)	Amount Beneficially Owned:

7,739 shares

(b)	Percent of Class:

.06%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

None

(ii)	shared power to vote or to direct vote:

7,739 shares

(iii)	sole power to dispose or direct disposition of:

None

(iv)	shared power to dispose or to direct disposition of:

7,739 shares

VBFO

(a)	Amount Beneficially Owned:

261,989 shares

(b)	Percent of Class:

1.98%

Page 12 of 18 Pages

CUSIP No. 423691104

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

None

(ii)	shared power to vote or to direct vote:

261,989 shares

(iii)	sole power to dispose or direct disposition of:

None

(iv)	shared power to dispose or to direct disposition of:

261,989 shares

VLBFO

(a)	Amount Beneficially Owned:

54,602 shares

(b)	Percent of Class:

.41%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

None

(ii)	shared power to vote or to direct vote:

54,602 shares

(iii)	sole power to dispose or direct disposition of:

None

Page 13 o f 18 Pages

CUSIP No. 423691104

(iv)	shared power to dispose or to direct disposition of:

54,602 shares

VAM

(a)	Amount Beneficially Owned:

By virtue of its position as investment advisor to each of VBF, VLBF, VBFO and VLBFO as well as managing an account for AMF, VAM may be deemed to beneficially own the 1,141,260 shares of the Company’s Common Stock beneficially owned by VBF, VLBF, VBFO and VLBFO as well as the shares of the Company’s Common Stock in the AMF managed account.

(b)	Percent of Class:

8.65%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

1,141,260 shares

(ii)	shared power to vote or to direct vote:

None

(iii)	sole power to dispose or direct disposition of:

1,141,260 shares

(iv)	shared power to dispose or to direct disposition of:

None

VCM

(a)	Amount Beneficially Owned:

By virtue of its position as General Partner to each of VBF and VLBF, VCM may be deemed to beneficially own the 193,433 shares of the Company’s Common Stock beneficially owned by VBF and VLBF.

Page 14 o f 18 Pages

CUSIP No. 423691104

(b)	Percent of Class:

1.47%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

None

(ii)	shared power to vote or to direct vote:

193,433 shares

(iii)	sole power to dispose or direct disposition of:

None

(iv)	shared power to dispose or to direct disposition of:

193,433 shares

Jacob Gottlieb

(a)	Amount Beneficially Owned:

By virtue of his position as the principal of VAM and the sole managing member of VCM, Dr. Gottlieb may be deemed to beneficially own the 1,141,260 shares of the Company’s Common Stock beneficially owned by VAM.

(b)	Percent of Class:

8.65%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

1,141,260 shares

(ii)	shared power to vote or to direct vote:

Page 15 of 18 Pages

CUSIP No. 423691104

None

(iii)	sole power to dispose or direct disposition of:

1,141,260 shares

(iv)	shared power to dispose or to direct disposition of:

None

Ownership:

AMF

(a)	Amount Beneficially Owned:

631,236 shares

(b)	Percent of Class:

4.78%

(c)	Number of Shares as to which person has:

(i)	sole power to vote or to direct vote:

None

(ii)	shared power to vote or to direct vote:

631,236 shares

(iii)	sole power to dispose or direct disposition of:

None

Page 16 of 18 Pages

CUSIP No. 423691104

Item 5 Ownership	of Five Percent or Less of a Class:

Not Applicable

Item 6 Ownership	of More than Five Percent on Behalf of Another Person:

Not Applicable

Item 7 Identification	and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

Not Applicable

Item 8 Identification	and Classification of Members of the Group:

Not Applicable

Item 9 Notice	of Dissolution of Group:

Not Applicable

Item 10 Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Page 17 of 18 Pages

CUSIP No. 423691104

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: July 6, 2007

By:	VISIUM ASSET MANAGEMENT, LLC /s/ Mark Gottlieb Mark Gottlieb Authorized Signatory	By:	VISIUM LONG BIAS FUND, LP /s/ Mark Gottlieb Mark Gottlieb Authorized Signatory

By:	VISIUM BALANCED FUND, LP /s/ Mark Gottlieb Mark Gottlieb Authorized Signatory	By:	VISIUM BALANCED OFFSHORE FUND, LTD. /s/ Mark Gottlieb Mark Gottlieb Authorized Signatory

By:	VISIUM CAPITAL MANAGEMENT, LLC /s/ Mark Gottlieb Mark Gottlieb Authorized Signatory	By:	VISIUM LONG BIAS OFFSHORE FUND, LTD. /s/ Mark Gottlieb Mark Gottlieb Authorized Signatory

By:	JACOB GOTTLIEB /s/ Mark Gottlieb Authorized Signatory	By:	ATLAS MASTER FUND, LTD. /s/ Matthew Siclari Authorized Signatory

Page 18 of 18 Pages